Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES SECOND QUARTER 2010 RESULTS
Dallas, Texas (August 5, 2010) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the second quarter and six months ended June 30, 2010.
Second Quarter Financial Results
     For the quarter ended June 30, 2010, consolidated net revenues were $150.2 million compared with $156.4 million in the prior year period. On a year-over-year basis, consolidated net revenues were reduced by $3.0 million due to the deconsolidation of facilities that are now accounted for under the equity method and $1.0 million due to the change in exchange rates. Operating income for the second quarter was $58.5 million as compared with $57.3 million for the prior year period. Operating income margin for the second quarter of 2010 increased 220 basis points to 38.9% from 36.7% in the prior year period. For the quarter, EBITDA less noncontrolling interests was $51.9 million compared with $50.1 million in the prior year period.
     The financial results for the second quarter were driven by systemwide revenue growth of 7%. This growth combined with an increase in company margins resulted in year-over-year growth in operating income.
     Cash flows from operating activities for the second quarter totaled $39.5 million compared with $24.4 million for the prior year period. During the second quarter, the Company and its consolidated subsidiaries invested approximately $3.1 million in maintenance capital expenditures and an additional $5.7 million to develop new facilities and expand existing facilities.
Six-Month Financial Results
     For the six months ended June 30, 2010, consolidated net revenues were $295.1 million compared with $313.5 million in the prior year six-month period. On a year-over-year basis, consolidated net revenues were reduced by $11.1 million due to the deconsolidation of facilities that are now accounted for under the equity method. Operating income for the first half of 2010 was $109.6 million as compared with $113.7 million for the first half of 2009. Operating income margin for the six months ended June 30, 2010, increased 80 basis points to 37.1% from 36.3% in the prior year six-month period. For the first half of 2010, EBITDA less noncontrolling interests was $97.6 million compared with $99.2 million in the prior year period.
     Cash flows from operating activities for the six months June 30, 2010, totaled $78.9 million compared with $76.7 million for the prior year six-month period. During the first half of 2010, the Company and its consolidated subsidiaries invested approximately $7.3 million in maintenance capital expenditures and an additional $10.0 million to develop new facilities and expand existing facilities.

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United Surgical Partners Announces Second Quarter 2010 Results

August 5, 2010
Systemwide Financial Results
     Due in large part to the Company’s partnerships with physicians and not-for-profit healthcare systems, the Company does not consolidate all of its facilities. At June 30, 2010, 112 of the 172 facilities the Company operated were not consolidated. To help analyze results of operations, management uses an operating measure called systemwide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates, which increased $3.6 million, or 24%, in the second quarter, is a significant and growing portion of the Company’s overall earnings. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities.
Second Quarter Systemwide Financial Results
     For the quarter ended June 30, 2010, systemwide net patient services revenues increased 7% to $462.8 million from $433.9 million in the prior year period. This increase was primarily a result of a 6% increase in U.S. same-facility net revenue.
Six-Month Systemwide Financial Results
     For the six months ended June 30, 2010, systemwide net patient services revenues increased 4% to $889.0 million from $852.4 million in the prior year six-month period. This increase was primarily a result of a 4% increase in U.S. same-facility net revenue.
Revenue Analysis
     The revenues of the facilities operated by the Company increased 4% on a year-over-year basis, while consolidated revenues decreased. Consolidated and unconsolidated revenues were also affected by other transactions and a weakening U.S. dollar. The table below lists the key drivers of year-over-year changes in revenues.

	Three Months Ended		Six Months Ended
	June 30, 2010		June 30, 2010
	As Reported		As Reported
	Under GAAP	Unconsolidated	Under GAAP	Unconsolidated
Total revenues, period ended June 30, 2009	$156,367	$289,037	$313,507	$561,548
Add: Revenue from acquired facilities	1,785	7,688	3,407	14,551
Less: Revenue of disposed facilities	—	(3,611)	—	(9,475)
Less: Revenue of deconsolidated facilities	(2,960)	—	(11,110)	—
Impact of exchange rate	(977)	—	1,137	—

Adjusted base period	154,215	296,074	306,941	577,734
(Decrease) increase from operations	(3,907)	26,628	(10,639)	39,007
Other	(98)	2,958	(1,248)	2,730

Total revenues, period ended June 30, 2010	$150,210	$325,660	$295,054	$619,471

Development Activity
     In 2010, the Company has added six facilities; all of these facilities are in an existing market. At June 30, 2010, the Company had six facilities under development, of which four were under construction.
Summary
     Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “Although volumes year over year were essentially flat, I am encouraged with the improvement compared with the first

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United Surgical Partners Announces Second Quarter 2010 Results

August 5, 2010
quarter and our team’s overall management during this down period. Additionally, we continue to add new facilities pursuant to our strategy and expect this activity to accelerate in the second half of the year.”
     The live broadcast of USPI’s second quarter conference call will begin at 11:00 a.m. Eastern Time on August 6, 2010. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.
     USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 174 surgical facilities. Of the Company’s 170 domestic facilities, 116 are jointly owned with not-for-profit healthcare systems. The Company also operates four facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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United Surgical Partners Announces Second Quarter 2010 Results

August 5, 2010
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except number of facilities)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$150,210	$156,367	$295,054	$313,507

Equity in earnings of unconsolidated affiliates	18,219	14,639	32,507	28,197

Operating expenses:
Salaries, benefits and other employee costs	40,831	42,991	81,463	85,865
Medical services and supplies	24,571	24,815	49,856	50,568
Other operating expenses	24,465	24,397	47,891	48,694
General and administrative expenses	9,119	9,755	17,668	20,099
Provision for doubtful accounts	2,436	2,826	4,319	4,879
Depreciation and amortization	8,488	8,910	16,786	17,865

Total operating expenses	109,910	113,694	217,983	227,970

Operating income	58,519	57,312	109,578	113,734
Interest expense, net	(17,561)	(16,301)	(35,310)	(34,054)
Other, net	(265)	(157)	(173)	(10,221)

Income before income taxes	40,693	40,854	74,095	69,459
Income tax expense	(9,671)	(7,997)	(17,427)	(14,620)

Net income	31,022	32,857	56,668	54,839
Less: Net income attributable to noncontrolling interests	(15,135)	(16,105)	(28,770)	(32,400)

Net income attributable to USPI’s common stockholder	$15,887	$16,752	$27,898	$22,439

Supplemental Data:
Facilities operated at period end	172	170	172	170

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United Surgical Partners Announces Second Quarter 2010 Results

August 5, 2010
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	Dec. 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$40,701	$34,890
Accounts receivable, net of allowance for doubtful accounts of $8,530 and $8,160, respectively	50,221	54,237
Other receivables	20,191	15,246
Inventories	8,307	8,789
Deferred tax assets, net	14,749	16,400
Other	14,813	14,382

Total current assets	148,982	143,944

Property and equipment, net	200,475	198,506
Investments in unconsolidated affiliates	343,126	355,499
Goodwill and intangible assets, net	1,589,095	1,602,187
Other	29,660	25,256

Total assets	$2,311,338	$2,325,392

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$20,974	$23,475
Accrued expenses and other	184,019	210,148
Current portion of long-term debt	25,757	23,337

Total current liabilities	230,750	256,960

Long-term debt	1,040,433	1,048,191
Other liabilities	163,912	158,373

Total liabilities	1,435,095	1,463,524

Noncontrolling interests — redeemable	71,361	63,865

USPI stockholder’s equity	764,662	757,952
Noncontrolling interests — nonredeemable	40,220	40,051

Total equity	804,882	798,003

Total liabilities and equity	$2,311,338	$2,325,392

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United Surgical Partners Announces Second Quarter 2010 Results

August 5, 2010
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended June 30,
	2010	2009	%Change
Systemwide statistics (in thousands):
Revenue	$462,826	$433,939	6.7%
Operating income	125,386	116,553	7.6%

Systemwide same-facility statistics(1) (2):
United States
Facility cases	191,143	191,379	(0.1%)

Net revenue/case	$2,220	$2,095	6.0%

Net revenue (in thousands)	$424,338	$401,031	5.8%

Facility operating income margin(3)	27.6%	28.0%	(40) bps

United Kingdom:
Adjusted admissions	5,583	5,966	(6.4%)
Net revenue/adjusted admission	$4,434	$4,404	0.7%
Net revenue/adjusted admission (at constant currency translation rates)(4)	$4,434	$4,234	4.7%
Net revenue (in thousands)	$24,755	$26,275	(5.8%)
Facility operating income margin(3)	23.5%	23.6%	(10) bps

Other:
Total consolidated facilities	60	61

EBITDA less noncontrolling interests(5) (in thousands):
GAAP operating income	$58,519	$57,312	2.1%
Depreciation and amortization	8,488	8,910

EBITDA	67,007	66,222
Net income attributable to noncontrolling interests	(15,135)	(16,105)

EBITDA less noncontrolling interests	$51,872	$50,117	3.5%

(1)	Excludes facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Calculated using second quarter 2010 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5)	EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income plus depreciation and amortization, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.
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